Exhibit 99.1

Breitling Announces Sterling County Update

Dallas, Texas – September 4, 2014 - Breitling Energy Corporation (OTCBB: BECC) (the “Company”) previously announced the acquisition of certain farmout rights in Sterling County, Texas. The Company is pleased to announce that the first well under the Farmout Agreement has been drilled and completed. The Parramore #1 was drilled to a total depth of approximately 9200’ which identified multiple pay zones. The well was completed in early August and is currently flow testing from one zone of the Wolfcamp with positive results to date. The Company plans to re-enter the well within the next 30 days to combine the production from other zones identified in the drilling process.

The Company plans to spud its second well in the program on or about September 15, 2014. Under the Farmout Agreement, the Company will earn a 100% working interest in each well that the Company drills, along with surrounding acreage. If the Company elects to drill at least eight wells, the Company will retain the interest in the entire acreage. In order to reduce its costs and exposure, the Company has elected to sell a portion of its working interests in the first well in this prospect. The Company may also elect to sell portions of future wells in this prospect.

Chris Faulkner, Breitling CEO said “This is a great addition to the growing reserves of Breitling and an overall fit to our business plan.” Faulkner added, “This Permian Basin acreage should allow Breitling to continue with its goal of adding additional liquids production to enhance its stakeholder value.”

For more information, visit www.breitlingenergy.com

ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing U.S. energy company based in Dallas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating royalty interests. Breitling’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in Breitling's periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”). Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Breitling's periodic reports and other documents filed with the SEC. Breitling undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT: Thomas Miller, VP Communications, Breitling Energy, 214-716.2600.

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling Energy, 214.716.2600.

SOURCE Breitling Energy Corporation.